Exhibit 99.1

PIONEER BANKSHARES, INC. REPORTS RECORD EARNINGS

Stanley, VA — Pioneer Bankshares, Inc., the parent company of Pioneer Bank, reported earnings growth of 13.45% for 2006. According to Company records, earnings for 2006 were the highest recorded in the history of the institution. The Company’s consolidated net income was $1.7 million for the year ending December 31, 2006, compared to $1.5 million in net income for the year ending December 31, 2005. Diluted earnings per share for 2006 were $1.64 compared to $1.42 for 2005.

The Company’s loan portfolio grew by $10.3 million or 9.3% during 2006 and the deposit portfolio grew by 9.7% or $11.1 million. The Company’s net growth in assets for the year ending December 31, 2006 was $8.7 million, which represents a 6.0% increase.

Pioneer Bankshares, Inc. is a one-bank holding company located in Page County, Virginia. It owns and operates Pioneer Bank with seven banking locations. The company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Pioneer Bankshares, Inc. stock is traded on the OTC Bulletin Board under the symbol PNBI.OB.